Exhibit 10.1
Section 162(m) Deferred
Compensation Plan
Walgreen Co.
October 1994

Walgreen Co. Section 162(m) Deferred Compensation Plan

Walgreen Co.
Section 162(m) Deferred Compensation Plan
Article 1. Establishment and Purposes
     1.1 Establishment. Walgreen Co., an Illinois corporation (the Company), hereby establishes, effective as of September 1, 1994, a deferred compensation plan for key employees as described herein, which shall be known as the Walgreen Co. Section 162(m) Deferred Compensation Plan (the Plan).
     1.2 Purpose. The primary purpose of the Plan is to provide for mandatory deferrals of compensation by certain key employees of the Company in order to preserve the Company’s tax deduction for such amounts under Section 162(m) of the Code.
Article 2. Definitions
     Whenever used herein, the following terms shall have the meanings set forth below, and, when the defined meaning is intended, the term is capitalized:
          (a) Account or Deferred Compensation Account means an individual bookkeeping account established and maintained for each Participant pursuant to Article 5 herein.
          (b) Board or Board of Directors means the Board of Directors of the Company.
          (c) Code means the Internal Revenue Code of 1986, as amended.
          (d) Committee means the Compensation Committee of the Board or a subcommittee thereof, as appointed by the Board.
          (e) Company means Walgreen Co., an Illinois corporation, and any subsidiary of the Company.
          (f) Compensation means all compensation or any other remuneration for services performed by an Eligible Employee which, as determined by the Committee, is subject to the deduction limit under Code Section 162(m), any successor statute and the regulations promulgated thereunder with respect to any Year.
          (g) Effective Date means the date the Plan becomes effective, as set forth in Section 1.1 herein.
          (h) Eligible Employee means a “Covered Employee” under Code Section 162(m) and the regulations promulgated thereunder.

          i) ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor Act thereto.
          (j) Participant means an Eligible Employee who is participating in the Plan, as provided in Section 4.1 herein.
          (k) Plan means the Walgreen Co. Section 162(m) Deferred Compensation Plan.
          (l) Year means the fiscal year of the Company.
Article 3. Administration
     3.1 Authority of the Committee. The Plan shall be administered by the Committee. The members of such Committee shall be appointed by and shall serve at the discretion of the Board.
          Subject to the provisions herein, the Committee shall have full power to determine which Eligible Employees of the Company are Participants; to determine the terms and conditions of each Employee’s participation in the Plan; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; to amend (subject to the provisions of Article 8 herein) the terms and conditions of the Plan and any agreement entered into under the Plan; and to make other determinations which may be necessary or advisable for the administration of the Plan.
     Subject to the terms of the Plan, the Bylaws of the Company and applicable law, the Committee may delegate any or all of its authority granted under the Plan to any individual or entity, including but not limited to an executive or executives of the Company.
     3.2 Decisions Binding. All determinations and decisions of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, conclusive, and binding on all parties.
     3.3 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party, or in which he or she may be involved by reason of any action taken or failure to act under the Plan, and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.
     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Article 4. Bonus Deferral and Payment
     4.1 Eligibility and Participation. Those Eligible Employees whose Compensation exceeds one million dollars ($1,000,000) in any taxable year of the Company, as determined by the Committee, shall automatically be deemed to be Participants in the Plan as of the date such Compensation exceeded one million dollars ($1,000,000).
     4.2 Amount Deferred. The Committee may designate that up to and including one hundred percent (100%) of Compensation in excess of one million dollars ($1,000,000) payable to a Participant in any Year shall be deferred pursuant to the terms of the Plan.
     4.3 Length of Deferral. Compensation deferred under the terms of the Plan shall be deferred until the date such Participant’s Compensation is no longer subject to the deduction limit under Code Section 162(m), as determined by the Committee.
     4.4 Payment of Deferred Amounts. Payment of deferred amounts together with interest earned thereon at the end of the deferral period shall be made in cash in one (1) lump sum within thirty (30) calendar days after the date such Participant is no longer a Covered Employee under Code Section 162(m), as determined by the Committee; provided, however, that the Committee may delay payment to such later date as necessary to avoid the application of the deduction limit under Section 162(m) with respect to Compensation paid to such Participant.
Article 5. Deferred Compensation Accounts
     5.1 Participants’ Accounts. The Committee shall establish and maintain an individual bookkeeping Account for each Participant deferring Compensation under Article 4 herein. Each Account shall be credited as of the date the amount of Compensation deferred otherwise would have become due and payable to the Participant.
     5.2 Interest on Deferred Amounts. Compensation deferred under Article 4 shall accrue interest on a monthly basis at a monthly compounding rate equal to the prime lending rate of interest in effect as of the first business day of that month (as quoted by the Company’s then current leading bank financing source for commercial borrowings), plus the excess of the prime lending rate over The Federal Funds Rate or such other rate determined by the Committee. Each Participant’s Deferred Compensation Account shall be credited on the last day of each month, with interest computed on that month’s beginning balance.
     Interest earned on deferred amounts shall be paid out to Participants at the same time and in the same manner as the underlying deferred amounts.
     5.3 Charges Against Accounts. There shall be charged against each Participant’s Account any payments made to the Participant or to his or her beneficiary.

     5.4 Designation of Beneficiary. Each Participant shall designate a beneficiary or beneficiaries who, upon the Participant’s death, will receive the amounts that otherwise would have been paid to the Participant under the Plan. All designations shall be signed by the Participant, and shall be in such form as prescribed by the Committee. Each designation shall be effective as of the date delivered to the Senior Vice President, Human Resources, of the Company or such other officer as may be designated by the Committee.
     Participants may change their designations of beneficiary on such form as prescribed by the Committee. The payment of amounts deferred under the Plan shall be in accordance with the last unrevoked written designation of beneficiary that has been signed by the Participant and delivered by the Participant to the Senior Vice President Human Resources, of the Company or such other officer as may be designated by the Committee, prior to the Participant’s death.
     In the event that all the beneficiaries named by a Participant pursuant to this Section 5.4 predecease the Participant, the amounts that would have been paid to the Participant or the Participant’s beneficiaries hereunder shall be paid to the Participant’s estate.
     In the event a Participant does not designate a beneficiary, or for any reason such designation is ineffective, in whole or in part, the amounts that otherwise would have been paid to the Participant or the Participant’s beneficiaries under the Plan shall be paid to the Participant’s estate.
Article 6. Rights of Participants
     6.1 Contractual Obligation. The Plan shall create a contractual obligation on the part of the Company to make payments from the Participants’ Accounts when due. Payment of deferred amounts and interest earned thereon shall be made out of the general funds of the Company.
     6.2 Unsecured Interest. No Participant or party claiming an interest in deferred amounts and interest earned thereon or the Account of a Participant shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
     6.3 Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
Article 7. Withholding of Taxes
     The Company shall have the right to require Participants to remit to the Company an amount sufficient to satisfy Federal, state, and local withholding tax requirements, or to deduct from all payments made pursuant to the Plan amounts sufficient to satisfy withholding tax requirements.

Article 8. Amendment and Termination
     The Company hereby reserves the right to amend, modify, or terminate the Plan at any time by action of the Committee. Except as described below in this Article 8, no such amendment or termination shall in any material manner adversely affect any Participant’s rights accrued with respect to deferred amounts and interest earned thereon without the consent of the Participant.
     The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees within the meaning of Sections 201, 301, and 401 of ERISA, and therefore, to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and commence termination payout for all or certain Participants, or remove certain employees as Participants, if it is determined by the United States Department of Labor or a court of competent jurisdiction that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. If payout is commenced pursuant to the operation of this Article 8, the payment of such amounts shall be made as provided under Section 4 herein.
Article 9. Miscellaneous
     9.1 Effect on Other Benefit Plans. Amounts deferred under this Plan shall not be considered compensation for the purposes of any qualified plan maintained by the Company. Such amounts shall be considered compensation for the purposes of other employee benefit plans or programs, unless specifically excluded by the provisions of such plans or programs.
     9.2 Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Senior Vice President, Human Resources of the Company or such other officer as may be designated by the Committee. Notice to the Senior Vice President, Human Resources of the Company or such other officer, if mailed, shall be addressed to the principal executive offices of the Company. Notice mailed to a Participant shall be at such address as is given in the records of the Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
     9.3 Nontransferability. Participants’ rights to deferred amounts and interest earned thereon under the Plan may not be sold, transferred, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. In no event shall the Company make any payment under the Plan to any assignee or creditor of a Participant.
     9.4 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     9.5 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

     9.6 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.
     9.7 Successors. All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     9.8 Applicable Law. The Plan shall be governed by and construed in accordance with the laws of the state of Illinois.

WALGREEN CO. SECTION 162(m) DEFERRED COMPENSATION PLAN
AMENDMENT NO. 1
(Effective as of July 9, 2003)
Section 4.4 of the Plan is amended in its entirety to read as follows:
     4.4 Payment of Deferred Amounts. Payment of deferred Compensation amounts, together with interest earned thereon, shall be made in cash as follows:
(a)	Form of Payment. The form of payment shall be in accordance with the election made by the Participant (on such form or forms provided by the Committee for such purpose), from among the following options:
(i)	One lump sum.
(ii)	Annual installments over five, 10 or 15 years, with each annual payment (made on or about January 15) equal to the remaining deferred Compensation balance (including interest earned pursuant to Section 5.2 below), divided by the number of remaining annual payments.
(b)	Timing of Payment. Payment of the Participant’s deferred Compensation amounts shall commence (or, in the case of lump-sum payments, shall be made) no earlier than January 15 of the fiscal year following the fiscal year in which the Participant ceases to be a Covered Employee under Code Section 162(m) (the “Default Commencement Date”); provided that the Committee may delay payment (or commencement of payment) to such later date as necessary to avoid the application of the deduction limit under Section 162(m) with respect to Compensation paid to such Participant. A Participant may elect (on such form or forms provided by the Committee for such purpose) to defer commencement of payment to on or about January 15 of any future year, provided that payment must commence no later than the later of:
(i)	On or about the five-year anniversary of the “Default Commencement Date”; or
(ii)	On or about the January 15th following the Participant’s 65th birthday.
(c)	Notwithstanding the foregoing, deferred Compensation with respect to which no timing and/or form of payment election(s) are made by the Participant (or with respect to which no such election(s) are made within the prescribed time frame), shall be paid in annual installments over a five-year period, commencing as of the Default Commencement Date.

WALGREEN CO. SECTION 162(m) DEFERRED COMPENSATION PLAN
AMENDMENT NO. 2
(Effective as of January 1, 2008)
     1. Section 4.3 of the Plan is amended in its entirety to read as follows:
4.3	Length of Deferral. Compensation deferred under the terms of the Plan shall be deferred until the payment date described in Section 4.4(b) below.
     2. Section 4.4(b) of the Plan is amended in its entirety to read as follows:
(b)	Timing of Payment. Payment of the Participant’s deferred Compensation amounts shall commence (or, in the case of lump-sum payments, shall be made) on or as soon as practicable after the Default Commencement Date. The Default Commencement Date shall be January 15 of the fiscal year following the fiscal year in which the Participant has a termination of employment within the meaning of Code Section 409A, but in no event earlier than the date which is six months after such termination of employment. A Participant may elect (on such form or forms provided by the Committee for such purpose) to defer commencement of payment to on or about January 15 of any future year, provided that payment must commence no later than the later of:
(i)	On or about the five-year anniversary of the “Default Commencement Date”; or
(ii)	On or about the January 15th following the Participant’s 65th birthday.
Any such deferral election must be made prior to the beginning of the Year or Years in which the deferred compensation subject to the election would otherwise be earned.

WALGREEN CO. SECTION 162(m) DEFERRED COMPENSATION PLAN
AMENDMENT NO. 3
(Effective as of October 1, 2009)
1. The heading to Article 4 is amended by replacing the word “Bonus” with the word “Compensation.”
2. The introductory paragraph to Section 4.4(b) of the Plan is amended in its entirety to read as follows:
“4.4.	Payment of Deferred Cash Compensation. Payment of deferred cash Compensation amounts, together with interest earned thereon, shall be made as follows:”
3. The following new Section 4.5 shall be added to the Plan:
“4.5.	Payment of Deferred Stock or Other Non-Cash Compensation. Payment of deferred Compensation that is in the form of Company stock or other non-cash compensation, shall be made as follows:
(a)	Method of Payment. Unless otherwise determined by the Committee, such Compensation shall be settled in full in the form that such Compensation would have been paid had it not been deferred under this Plan.
(b)	Timing of Payment. Such Compensation shall be settled and distributed as the date as of which deferred cash Compensation is first paid in accordance with Section 4.4 above (or, to the extent there is no deferred cash Compensation, as of the date as of which deferred cash Compensation would first be paid in accordance with Section 4.4 above).”
4. The heading to Section 5.2 is amended by replacing the word “Amounts” with the words “Cash Compensation.”

WALGREEN CO. SECTION 162(m) DEFERRED COMPENSATION PLAN
AMENDMENT NO. 4
(Effective as of November 1, 2010)
I.
The Walgreen Co. Section 162(m) Deferred Compensation Plan (the “Plan”) is amended to add the following sentence to the end of Section 4.2 (Amount Deferred):
     “In its discretion, the Committee may also designate that all or a portion of such excess Compensation that is attributable to base pay and that is payable to a Participant during a calendar year shall be deferred pursuant to the terms of the Plan. To the extent that the excess Compensation that the Committee designates for deferral is attributable to base pay, such designation must be made on or before January 1 of the calendar year in which such base pay will be earned. To the extent that the excess Compensation that the Committee designates for deferral is attributable to a bonus, such designation must be made on or before the first day of the Year in which the bonus is earned; provided, however, that if the bonus qualifies as “performance-based compensation” within the meaning of Code Section 409A, such designation may be made on or before the last day of the sixth month of such Year. In the absence of a specific designation by the Committee as to the amount of such excess Compensation to be deferred during a Year or calendar year, the full amount of such excess Compensation shall be deemed to have been designated for deferral.”
II.
The Walgreen Co. Section 162(m) Deferred Compensation Plan (the “Plan”) is amended to add the following language to the end of the last sentence of Section 4.4(b) (Payment of Amount Deferred/Timing of Payment):
     “; provided, however, that should the Committee elect to designate a portion of excess Compensation attributable to base pay for deferral in a calendar year pursuant to Section 4.2 above, then the Participant’s election to defer payment of such Compensation to a date later than the Default Commencement Date may be made prior to the first day of the calendar in which the Compensation subject to the deferral election would otherwise be earned.”